Exhibit 23.5



                    [LETTERHEAD OF T.C. EDWARDS & CO., P.C.]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




         We consent to the use in this registration statement of our independent auditor's report dated May 19, 1998 on the Statement of Net Assets Attributable to 401(k) Plan Participant Balance of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Compass Bank for Savings as of October 31, 1997 and the related Statement of Changes in Net Assets Attributed to 401(k) Plan Participant Balances for the year then ended.



                                             /s/ T.C. EDWARDS & CO., P.C.


Woburn, Massachusetts
September 11, 1998